Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Joe Wilkinson, 202-380-4396, ir@xmradio.com
Media Contact:	Nathaniel Brown, 212-708-6170, nathaniel.brown@xmradio.com
Chance Patterson, 202-380-4318, chance.patterson@xmradio.com

XM SATELLITE RADIO HOLDINGS INC. ANNOUNCES FOURTH QUARTER

AND FULL YEAR 2005 RESULTS; XM TO EXCEED NINE MILLION

SUBSCRIBERS AND REACH CASH FLOW BREAK-EVEN BY YEAR-END 2006

XM Adds Over 2.7 Million Net Subscribers in 2005; 2005 Subscription Revenue More than

Doubles to $503 Million

Washington D.C., February 16, 2006 – XM Satellite Radio Holdings Inc. (Nasdaq: XMSR) today reported financial and operating results for the fourth quarter and full year ended December 31, 2005. XM reported sharply higher 2005 revenue, and the Company said it expected to report positive cash flow from operations in the fourth quarter of 2006.

“2005 was a significant growth year for XM in which we added more than 2.7 million net subscribers,” said Hugh Panero, President and CEO of XM Satellite Radio. “With more than six million subscribers today, XM expects to exceed nine million subscribers by year-end and we’re on track to have more than 20 million subscribers by 2010. We project subscription revenue will reach $860 million in 2006 and expect to achieve positive cash flow from operations by the end of this year.”

Panero continued, “Last week, we reinforced XM’s position as the premium content leader across all of radio with our announcement of the “Oprah & Friends” channel that will complement our music, talk and sports programming starting in September.”

XM ended 2005 with 5,932,957 subscribers, an increase of 84 percent over 2004. Despite an intensely competitive marketplace in the fourth quarter, XM achieved net subscriber additions of 898,315. Later than expected activations from strong holiday sales brought the total to more than six million during the first week of January.

“XM achieved significant growth, added quality content and signed up important new automotive distribution partners in 2005,” Panero said. “At the start of 2005, XM had 3.2 million subscribers and led the satellite radio competition by 2.1 million subscribers. Over the course of the year, XM increased that lead to 2.6 million subscribers.”

Fourth Quarter and Full-Year Financial Results

For the fourth quarter of 2005, XM reported quarterly total revenue of $177 million, an increase of 113 percent over the $83.1 million total revenue reported in fourth quarter of 2004. XM’s full year 2005 total revenue was $558.3 million, an increase of 128 percent over the $244.4 million total revenue recorded in 2004. These quarterly and annual increases in revenue were driven by our significant subscriber growth and increases in average revenue per subscriber in connection with our price increase implemented in the second quarter of 2005.

For the fourth quarter, subscriber acquisition cost (SAC), a component of cost per gross addition (CPGA) was $89 compared to $64 in the same period last year. CPGA in the fourth quarter was $141 compared to $104 in the same period last year. These increases were primarily due to higher marketing expenses to meet a one-time competitive event in the fourth quarter. For full year 2005, SAC was $64, a slight increase from $62 in 2004, and CPGA was $109, compared to $100 in 2004. In the first quarter of 2006, XM expects a more normalized market environment and projects that SAC and CPGA will decrease in 2006.

XM reported an EBITDA loss of ($199.4) million for the fourth quarter of 2005, including $25.3 million in de-leveraging charges, compared to an EBITDA loss of ($139.7) million for the fourth quarter of 2004, which included $41.6 million in de-leveraging charges. The full year EBITDA loss was ($434.3) million, including $27.6 million in de-leveraging charges, compared to a 2004 EBITDA loss of ($388.4) million which included $76.6 million of de-leveraging charges. The increased EBITDA loss primarily resulted from our increase in subscribers as well as the higher fourth quarter marketing expenses.

XM’s net loss for the fourth quarter of 2005 was ($268.3) million as compared to a net loss of ($188.2) million in the fourth quarter of 2004. For the full year 2005, XM’s net loss was ($666.7) million, compared to a net loss of ($642.4) million in 2004.

In 2005, we continued to strengthen XM’s balance sheet by selected de-leveraging activities. Specifically, XM entered into agreements to exchange debt with carrying value of $80 million ($94 million accreted face value at maturity) for $41 million cash and 18.3 million common shares. This activity related to the retirement of 100 percent or $23 million face value of our 14% Senior Secured Notes due 2010, $15 million of our 12% Senior Secured Notes due 2010 and $56 million of our 10% Senior Secured Convertible Discount Notes due 2009. From these activities, we recognized de-leveraging charges of approximately $28 million while eliminating $45 million of future interest payments. In January 2006, XM exchanged $52 million aggregate of the 10% Senior Secured Convertible Discount Notes due 2009 for 17.1 million shares. The Company estimated that this transaction would release it from $21 million of interest payments over the next four years. XM will recognize approximately $18 million of de-leveraging charges in connection with this transaction in the first quarter of 2006.

XM ended the year with $711 million in cash and cash equivalents with additional capacity provided by our undrawn $135 million GM Facilities. XM will opportunistically continue to improve and reshape the balance sheet in 2006.

XM is the Premium Content Leader with an Unmatched Programming Lineup

The “Oprah & Friends” channel completes XM’s programming plan to deliver the best in music, sports and talk to our customer base.

•	Oprah & Friends: XM will launch the exclusive “Oprah & Friends” channel this September. The channel will feature a broad range of original programming including a weekly radio show hosted by Oprah Winfrey and Gayle King. Other regular segments will be hosted by popular “Oprah” personalities including Bob Greene, Dr. Mehmet Oz, Dr. Robin Smith, Marianne Williamson, and Nate Berkus. The channel will be broadcast from a new state-of-the-art XM studio at Harpo Studios in Chicago.

•	Major League Baseball: XM’s acclaimed coverage of Major League Baseball gears up this month as pitchers and catchers report to spring training in preparation for the 2006 season. XM’s baseball coverage includes live broadcasts of all 39 games of the inaugural World Baseball Classic, plus live coverage of spring training games in Florida and Arizona.

•	Bob Dylan and more: Music legend Bob Dylan and hip-hop superstar Ludacris are each hosting their own exclusive XM music show starting this year. They join Tom Petty, Snoop Dogg, and Quincy Jones amongst others to make XM’s commercial-free music line-up even more appealing.

•	Sports Talk: NASCAR champions Dale Earnhardt, Jr. and Jimmie Johnson and Duke Basketball Coach Mike Krzyzewski, among others, have all joined XM’s sports radio talk line-up.

•	Take Five: In 2005, XM debuted Take Five, a talk and lifestyle channel focused on women. Take Five offers daily satellite radio broadcasts of the “Ellen DeGeneres Show,” the “Tyra Banks Show,” the “Good Morning America Radio Show,” and also features content from the Food Network, Home and Garden Television and the “Satellite Sisters.”

•	FOX News and Other Leading Talk Programming: XM offers the FOX News Channel, the top-rated cable news network as well as the recently launched FOX News Talk radio channel which features well known TV and Radio commentators from the FOX line-up. XM is also the exclusive satellite radio home for Air America Radio, featuring Al Franken.

•	NHL Hockey, World Cup Germany 2006 and College Sports: XM began broadcasting NHL games this season and will become the NHL’s exclusive satellite radio broadcast partner for the 2007-8 season through a ten-year agreement. This May, XM will broadcast the play-by-play of all 64 soccer matches of the 2006 FIFA® World Cup Germany in both English and Spanish in cooperation with legendary sportscaster Andres Cantor. We also recently expanded our college sports offering with BIG EAST basketball and football broadcasts adding to our existing ACC, PAC-10 and Big Ten broadcasts.

XM Introduces the First Integrated Portable XM Satellite Radio/MP3 Player

In January, at the Consumer Electronic Show in Las Vegas, XM unveiled the Pioneer Inno™ and Samsung Helix™. These products, smaller than a deck of cards, combine live XM and MP3, two of the most popular forms of audio entertainment over the past 20 years. Subscribers will be able to record XM favorites for enjoyment at their convenience – similar to television recording capabilities – plus purchase and download their own MP3 songs, and listen to their music anywhere and everywhere. These new products will begin shipping in March and be available in significant quantities during the second quarter.

Other key products for XM in 2006 will be the recently-introduced Audiovox XM Xpress, Delphi XM RoadyXT and the AGT Sportscaster plug-and-play radios as well as the XM Passport. The Passport is the first satellite radio “mini” tuner; a tiny, portable cartridge that delivers XM content to consumer electronic devices for the home, vehicle, and portable use via one subscription.

Nissan and Hyundai Join XM’s Exclusive Factory-Installed OEM Partners, GM, Honda and Toyota

In 2005, XM entered into exclusive arrangements for the distribution of factory-installed satellite radios in Nissan and Hyundai automobiles while our key OEM partners GM, Honda and Toyota expanded their distribution of vehicles with XM radios.

In 2006, XM expects to see solid growth in its OEM channel. General Motors expects to produce 1.55 million XM equipped vehicles during calendar 2006, up from 1.4 million in 2005. In September 2005, GM produced its 3 millionth XM-equipped vehicle. Honda announced in the fourth quarter of 2005 that it plans to factory install 550,000 XM radios in model year 2006, up from 400,000 in model year 2005. Toyota will expand XM availability and will launch its first factory-installed program later in 2006.

Most importantly, however, 2006 will be the staging year for more dramatic OEM growth in 2007, 2008 and beyond as Hyundai, Nissan and Toyota production expands. Hyundai plans to offer XM as a standard feature in its vehicles, with installations starting at the end of 2006. Nissan plans to produce more than 500,000 vehicles with XM factory installed during model year 2008 and more than one million vehicles during model year 2010. XM’s OEM leadership position has been secured for the long term with the biggest and fastest growing car companies.

2005 XM Strategic Initiatives

•	Canadian Satellite Radio (CSR) (Toronto: XSR.SV): XM owns 23% of CSR, which launched service in November 2005 as XM Canada and completed its initial public offering in December 2005. XM Canada’s channels include XM commercial-free music and extensive NHL hockey play-by-play coverage (exclusive to XM beginning with the 2007-2008 season).

•	WorldSpace (Nasdaq: WRSP): In July 2005, XM invested $25 million in WorldSpace. WorldSpace provides satellite radio services in Asia, Europe, the Middle East and Africa.

•	WCS Wireless: In July 2005, XM entered into an agreement to acquire WCS Wireless, a private entity with wireless spectrum licenses in geographic areas covering 163 million people throughout the US, including 15 of the top 20 metropolitan markets, for 5.5 million shares. XM and WCS Wireless are awaiting necessary regulatory approvals for license and ownership transfer.

About XM Satellite Radio

XM (NASDAQ: XMSR) is America’s number one satellite radio company with more than 6 million subscribers. Broadcasting live daily from studios in Washington, DC, New York City, the Country Music Hall of Fame in Nashville, Toronto and Montreal, XM’s 2006 lineup includes 160 digital channels of choice from coast to coast: the most commercial-free music, premier sports, talk, comedy, children’s and entertainment programming; and the most advanced traffic and weather information.

XM, the leader in satellite-delivered entertainment and data services for the automobile market through partnerships with General Motors, Honda, Toyota, Hyundai, Nissan and Volkswagen/Audi, is available in more than 130 different vehicle models for 2006. XM’s industry-leading products are available at consumer electronics retailers nationwide. For more information about XM hardware, programming and partnerships, please visit http://www.xmradio.com.

Factors that could cause actual results to differ materially from those in the forward-looking statements in this press release include demand for XM Satellite Radio’s service, the Company’s dependence on technology and third party vendors, its potential need for additional financing, as well as other risks described in XM Satellite Radio Holdings Inc.’s Form 10-Q filed with the Securities and Exchange Commission on 11-7-05. Copies of the filing are available upon request from XM Radio’s Investor Relations Department.

XM SATELLITE RADIO HOLDINGS INC.

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

	(In thousands Except Share and Per Share Amounts)
	Three Months ended December 31,		Twelve Months ended December 31,
	2005	2004	2005	2004
Revenue:
Subscription	$156,251	$72,601	$502,612	$220,468
Activation	3,079	1,584	10,066	4,814
Merchandise	8,627	4,115	18,182	7,261
Net ad sales	7,283	4,026	20,103	8,485
Other	1,895	814	7,303	3,145

Total revenue	177,135	83,140	558,266	244,443

Operating expenses:
Cost of revenue: (excludes depreciation & amortization, shown below)
Revenue share & royalties	27,889	13,896	93,874	50,676
Customer care & billing	24,560	14,806	76,222	40,887
Cost of merchandise	22,267	5,897	40,707	11,557
Ad sales	3,644	2,017	10,058	6,165
Satellite & terrestrial	11,353	8,067	42,355	35,922
Broadcast & operations:
Broadcast	4,707	2,949	16,609	10,832
Operations	6,851	3,808	24,460	13,192

Total broadcast & operations	11,558	6,757	41,069	24,024

Programming & content	30,551	9,735	101,008	32,704

Total cost of revenue	131,822	61,175	405,293	201,935

Research & development (excludes depreciation and amortization, shown below)	10,248	3,929	31,218	23,513
General & administrative (excludes depreciation and amortization, shown below)	13,213	8,728	43,864	28,555
Marketing (excludes depreciation and amortization, shown below):
Retention & support	6,584	3,811	22,275	13,286
Subsidies & distribution	113,852	58,318	264,719	165,704
Advertising & marketing	66,703	36,429	163,312	88,076

Marketing	187,139	98,558	450,306	267,066

Amortization of GM liability	9,313	9,313	37,250	37,250

Total marketing	196,452	107,871	487,556	304,316
Depreciation & amortization	39,028	31,129	145,870	147,165

Total operating expenses	390,763	212,832	1,113,801	705,484

Operating loss	(213,628)	(129,692)	(555,535)	(461,041)

Interest income	7,218	2,610	23,586	6,239
Interest expense	(36,557)	(19,404)	(107,791)	(85,757)
Loss from de-leveraging transactions	(25,345)	(41,614)	(27,552)	(76,621)
Other income	579	485	2,907	2,129

Net loss before income taxes	(267,733)	(187,615)	(664,385)	(615,051)

Provision for deferred income taxes	(593)	(586)	(2,330)	(27,317)

Net Loss	(268,326)	(188,201)	(666,715)	(642,368)

8.25% Series B and C preferred stock dividend requirement	(2,149)	(2,149)	(8,597)	(8,802)

Net Loss attributable to common stockholders	$(270,425)	$(190,350)	$(675,312)	$(651,170)

Basic and diluted net loss per share:	$(1.22)	$(0.93)	$(3.07)	$(3.30)

Weighted average shares used in computing net loss per share - basic and diluted	221,929,446	205,179,558	219,620,468	197,317,607

Reconciliation of Net Loss to EBITDA:
Net loss as reported	$(268,326)	$(188,201)	$(666,715)	$(642,368)
Add back non-EBITDA items included in net loss:
Interest income	(7,218)	(2,610)	(23,586)	(6,239)
Interest expense	36,557	19,404	107,791	85,757
Provision for deferred income taxes	593	586	2,330	27,317
Depreciation & amortization	39,028	31,129	145,870	147,165

EBITDA	$(199,366)	$(139,692)	$(434,310)	$(388,368)

SELECTED BALANCE SHEET DATA

	As of 12/31/2005	As of 12/31/2004
	(Unaudited)
Cash and cash equivalents	$710,991	$717,867
Restricted investments	5,438	4,492
System under construction	216,527	329,355
Property and equipment, net	673,672	461,333
DARS license	141,276	141,227
Equity investments	187,403	—
Total assets	2,223,661	1,821,635
Total subscriber deferred revenue	360,638	152,347
Long-term debt, net of current portion	1,035,584	948,741
Total liabilities	2,412,713	1,485,472
Stockholders’ equity	80,948	336,163

XM SATELLITE RADIO HOLDINGS INC.

SELECTED OPERATING METRICS

	Three Months ended		Twelve Months ended
	12/31/2005	12/31/2004	12/31/2005	12/31/2004
(Unaudited)
EBITDA (in thousands) (1)	$(199,366)	$(139,692)	$(434,310)	$(388,368)

Subscriber Data:
Net Subscriber Additions (2)	898,315	713,101	2,703,833	1,868,896

Aftermarket, OEM & Other Subscribers (3)	5,409,066	2,800,501	5,409,066	2,800,501
Subscribers in OEM Promotional Periods (4)	460,615	401,988	460,615	401,988
XM Activated Vehicles with Rental Car Companies (5)	43,928	26,635	43,928	26,635
Data Services Subscribers (6)	19,348	—	19,348	—

Total Ending Subscribers (3) (4) (5) (6) (7)	5,932,957	3,229,124	5,932,957	3,229,124

Revenue Data (monthly average):
Subscription Revenue per Aftermarket, OEM & Other Subscriber	$10.21	$9.20	$9.97	$9.26
Subscription Revenue per Subscriber in OEM Promotional Periods	$5.84	$5.94	$5.79	$5.82
Subscription Revenue per XM Activated Vehicle with Rental Car Companies	$9.64	$10.22	$9.88	$9.26
Subscription Revenue per Subscriber of Data Services	$34.23	$—	$34.23	$—
Average Monthly Subscription Revenue per Subscriber (ARPU) (8)	$9.85	$8.74	$9.51	$8.68
Net Ad Revenue per Subscriber (9)	$0.46	$0.49	$0.38	$0.33
Activation, Equipment and Other Revenue per Subscriber	$0.86	$0.75	$0.68	$0.58

Total Revenue per Subscriber	$11.17	$9.98	$10.57	$9.59

Expense Data:
Subscriber Acquisition Costs (SAC) (10)	$89	$64	$64	$62
Cost Per Gross Addition (CPGA) (11)	$141	$104	$109	$100

(1)	Net loss before interest income, interest expense, income taxes, depreciation and amortization is commonly referred to in our business as “EBITDA.” EBITDA is not a measure of financial performance under generally accepted accounting principles. Consistent with regulatory requirements, EBITDA includes Loss from de-leveraging transactions and Other income. We believe EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business. Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.

(2)	Total net subscriber additions for the three months ended December 31, 2005, include 782,420 retail (includes data services), 114,084 OEM, and 1,811 rental car net additions.

(3)	Ending subscribers at December 31, 2005 include 1,127,350 family plan subscriptions at a multi-unit rate of $6.99 per radio per month.

(4)	OEM Promotional Subscribers are subscribers who have either a portion or their entire subscription fee paid for by an OEM for a fixed period following the initial purchase or lease of the vehicle. Currently, at the time of sale, vehicle owners generally receive a 3-month trial subscription. XM generally receives two months of the 3-month trial subscription from the vehicle manufacturer. The automated activation program provides activated XM radios on dealer lots for test drives. GM and Honda generally indicate the inclusion of 3 months free of XM service on the window sticker of XM-enabled vehicles. We measure the success of these programs based on the percentage that elect to continue to receive the XM service and convert to self-paying subscribers after the initial promotion period–we refer to this as the “conversion rate”. The conversion rate for the quarter ended December 31, 2005 is 54 percent and reflects the auto activation program, with all XM-enabled vehicles activated for the promotional period.

(5)	Rental car activity commenced in late June 2003. At December 31, 2005, there were 43,928 XM subscriptions in rental vehicles. For the initial Model Year 2003 XM-enabled rental vehicles, XM receives payments based on the use of the service. Customers are charged $2.99 per day per vehicle for use of the XM service, on which XM receives a revenue share. For subsequent Model Year 2004 and later vehicles, XM receives $10 per subscription per month.

(6)	Data Services Subscribers are those subscribers that are receiving services that include stand-alone XM WX Satellite Weather service and stand-alone XM Radio Online service. Stand-alone XM WX Satellite Weather service packages range in price from $29.99 to $99.99 per month. Stand-alone XM Radio Online service is $7.99 per month.

(7)	Subscribers are those who are receiving and have agreed to pay for our satellite audio service and/or data services, either by credit card or by invoice, including those who are currently in promotional periods paid in part by vehicle manufacturers, as well as XM activated radios in vehicles for which we have a contractual right to receive payment for the use of our satellite audio service and/or data services. Radios that are revenue generating are counted individually as subscribers. Promotional periods generally include the period of trial service plus 30 days for the receipt and processing of payments.

(8)	Subscription Revenue includes monthly subscription revenues for our satellite audio service and data services, net of any promotions or discounts.

(9)	Net Ad Sales Revenue includes sales of advertisements and program sponsorships on the XM network net of agency commissions.

(10)	SAC is a subset of total CPGA and includes radio manufacturer subsidies, certain sales, activation and installation commissions, and hardware-related promotions. These costs are reported in subsidies & distribution. SAC also includes the negative margin on equipment sales. These expenses are divided by the appropriate per unit gross additions, or units manufactured.

(11)	CPGA includes all costs in SAC, as well as advertising and marketing expenses, divided by gross additions for the period.